EXHIBIT 23.1

                 CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Viskase Companies, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 1999 except as to the information presented in Note 25, for which the date is June 15, 1999 relating to the financial statements and financial statement schedules of Viskase Companies, Inc., and our report dated April 15, 1999 except for the information presented in Note 18, for which the date is June 15, 1999 relating to the financial statements and financial schedules of Viskase Holding Corporation, which appears in Viskase Companies, Inc.'s Annual Report on Form 10-k for the year ended December 31, 1998.



PricewaterhouseCoopers LLP
Chicago, Illinois
March 29, 2000